Exhibit 10.3

UQM TECHNOLOGIES, INC.
EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of July 20, 2015, is between UQM Technologies, Inc., a Colorado corporation (“Employer”), and Adrian P. Schaffer  (“Executive”).

Recitals

A.Executive and Employer are currently parties to an Employment Agreement, dated April 30, 2013 (the “Prior Agreement”).

B.By its terms, the Prior Agreement will expire on August 31, 2015.

C.Employer and Executive wish to enter into a new employment agreement to extend the term of Executive’s employment and to provide for a retention bonus.

Agreement

In consideration of the mutual promises, covenants and conditions hereinafter set forth, Employer and Executive agree as follows:

1. New Agreement.  This Agreement replaces the Prior Agreement, which is hereby terminated, and shall govern the terms of Executive's employment from the date above through the term specified in Section 5.

2. Employment.  Employer hereby agrees to employ Executive as its Vice President of Sales and Business Development for the term of employment set forth herein, and Executive hereby accepts such employment, all upon the terms and conditions hereinafter set forth.

3. Duties.   Executive shall perform the duties assigned to him by the Chief Executive Officer, subject to the control, supervision and direction of the Chief Executive Officer. Executive shall be furnished with appropriate office space, secretarial assistance, and such other facilities and services as are suitable to Executive's position and adequate for the performance of Executive's duties.

4. Executive's Performance. During the term of Executive's employment under this Agreement, Executive shall devote Executive's best efforts and full working time and attention exclusively to the performance of the duties hereunder and to promoting and furthering the business of Employer, and shall not, during the term of employment, be engaged in any other business activity for personal pecuniary advantage without the approval of the Board of Directors. This Section shall not be construed as preventing Executive from investing Executive's assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made, subject to the provisions of Section 12 hereof. Notwithstanding the foregoing, Executive may perform and assume other activities and obligations as the Board of Directors shall from time to time approve.

5. Term of Agreement. The term of employment of Executive pursuant to this Agreement shall commence on the date set forth above, and shall continue through June 30, 2017 (the “Term of Employment”), unless otherwise terminated by either party pursuant to Section 7 below.

6. Compensation; Reimbursement.

a. Base Salary. Employer agrees to pay Executive during the Term of Employment an annual base salary of $220,420  (“Base Salary”), which amount may be increased but may not be decreased, without the consent of Executive, during the Term of Employment. Executive's base salary shall be paid in equal semi-monthly installments on the 15th and final day of each month during the Term of Employment.

b. Annual Bonus. For each fiscal year, Executive shall be eligible to receive a discretionary annual bonus (“Discretionary Cash Bonus”) payable in cash based on a target level of 30% of Executive's Base Salary. (Currently, Employer's fiscal year commences on April 1 and ends on March 31.) The Discretionary Cash Bonus will be determined based on the performance goals and rules established by the Compensation Committee of the Board of Directors of Employer (the “Compensation Committee”). The Discretionary Cash Bonus, if any, will be payable within four months of the end of the fiscal year. Executive is not guaranteed any Discretionary Cash Bonus payment.

c. Long-term Equity Incentive Compensation. Employer has adopted long-term equity incentive compensation plans that are administered by the Compensation Committee. For each fiscal year, Executive shall be eligible to receive an award of long-term equity incentive compensation in the form of common stock of Employer, options to acquire common stock of Employer or any combination of the foregoing based on a target level of 50% of Executive's Base Salary. Long-term equity incentive compensation will be determined based on performance goals and rules established by the Compensation Committee and such awards, if any, will be made within four months of the end of the fiscal year. Executive is not guaranteed any long-term equity compensation.

d. Additional Benefits. Executive shall receive usual and customary additional benefits in accordance with Employer's policies and practices for employees generally (including, without limitation, participation in any stock option plans, stock purchase plans, life and disability insurance plans, health care and hospitalization plans, medical and dental reimbursement plans, profit sharing plans, retirement plans and other employee benefit plans) for which Executive is qualified. Employer shall reimburse Executive for one medical exam every year. In addition to the foregoing, Executive shall receive an automobile allowance of $810 per month for the use of an automobile for combined business and personal use.

e. Annual Review of Compensation. No later than the end of the second quarter of its fiscal year, Employer shall review Executive's performance under this Agreement and establish goals and objectives for Executive's performance for the next fiscal year. In such review, Employer, in its reasonable discretion, shall consider increasing Executive's Base Salary and other compensation based on relevant factors such as Executive's performance, Employer's accomplishments, increase or decrease in Executive's responsibilities, and cost of living increases. Any Base Salary increases normally are to be effective on such date as may be specified by Employer.

f. Reimbursement. Employer shall reimburse Executive for all reasonable expenses that Executive incurs in connection with the business of Employer or any of its subsidiaries and in the performance of Executive's duties under this Agreement. Employer shall also reimburse Executive for membership fees and expenses related to Executive's membership in professional organizations, clubs, societies and groups as may be approved by the Board of Directors from time to time, subject to such rules, regulations and record-keeping requirements as may be established from time to time by the Board.

g. Special Retention Bonus.  If Executive shall remain an employee of Employer continuously from the date hereof through June 30, 2017 (the “Retention Period Date”), no later than five business days following the Retention Period Date, Employer shall pay Executive in cash the amount of $75,000 as a retention bonus.  If Executive intends to terminate his employment at any time on or after the Retention Period Date and before January 1, 2018, Executive shall provide notice of such planned termination at least six months prior to the termination date.

7. Termination. The provisions of this Section 7 shall apply during the Term of Employment.

a. Termination for Cause.   Employer may terminate Executive's employment for “Cause” (as defined below), effective 14 days following written notice to Executive from Employer reasonably describing the basis for the contemplated termination. Executive shall have a right during this 14-day period to respond in writing and in person prior to Employer's final determination of Cause. During the period between such notice and final determination, the Board may suspend the performance of Executive's duties under this Agreement and direct Executive's non-attendance at work. However, Executive's right to compensation under this Agreement shall continue through and to any final termination of employment for cause. Any termination under this Section 7(a) shall serve to relieve Executive of all his duties and authority on behalf of Employer as of the date such notice states the termination is to take effect. All obligations of Employer to Executive hereunder shall terminate as of the effective date of any such termination, except for obligations accrued prior to such effective date.

(i) For purposes of this Agreement, termination for “Cause” shall include any of the following:
A. Fraud, malfeasance, or embezzlement against Employer's assets or conviction of any felony;

B. Except under circumstances of disability contemplated by the provisions of Section 7(f), cessation of Executive's performance of Executive's duties hereunder or deliberate and substantial failure to perform them in a capable and conscientious manner;

C. Violation of the provisions of Sections 12 or 13; or

D. Deliberate and substantial breach of Executive's material obligations under any other provision hereof that is not cured within 30 days after notice to Executive of the breach.

b. Termination Without Cause. (i) The Company may terminate Executive's employment for any reason other than Cause and if it does so shall pay Executive a lump sum equal to six month's Base Salary. If Executive terminates his employment and this Agreement for “Good Reason,” he will be entitled to the payments and benefits under this Section 7(b). For purposes of this Section 7(b), “Good Reason” means (i) a material change in the location where Executive is required to work or (ii) a material breach of this Agreement by Employer. Notwithstanding the foregoing, neither condition shall constitute “Good Reason” unless Executive provides notice to Employer within 90 days of the initial existence of the condition and Employer fails to cure the condition within 30 days of the date of Executive's notice, upon which failure to cure Executive's employment shall terminate immediately with Good Reason. If Employer cures the condition within the 30-day period, Employer shall have no obligation to pay the amount described in this Section 7(b). The lump sum payable under this Section 7(b) shall be paid within 30 days after Executive's termination of employment, subject to the provisions of Section 7(g).

c. Termination Upon Certain Changes in Control.   If a Change in Control Event (as defined below in Section 7(c)(iv)) shall occur and, if within the twelve-month period immediately following the Change in Control Event, (1) the Company or its successor terminates Executive's employment without Cause, or  (2) Executive terminates his employment on account of a Material Change (as defined below in Section 7(c)(iii)), Executive shall receive a lump sum severance payment equal to two times the sum of (a) the amount otherwise payable under Section 7(b), (b) the average annual Cash Bonus paid to the Executive for the preceding three fiscal years (or since the Executive's date of hire if less than three years), and (c) the retention bonus otherwise payable pursuant to Section 6(g). Executive shall be entitled to the accelerated vesting of all options and restricted stock awards issued to Executive and all options held by Executive on the termination date shall be exercisable for the remainder of their original term. The lump sum payment shall be made within 30 days following Executive's termination of employment, subject to the provisions of Section 7(g).

(i) Notwithstanding anything to the contrary herein, if the aggregate amounts payable pursuant to Section 7(c)(i), either alone or together with any other payments which Executive has the right to receive either directly or indirectly from Employer or any of its affiliates, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code (the “Code”), Executive hereby agrees that such aggregate amounts payable hereunder shall be reduced to an amount that does not exceed 2.99 times Executive's “base amount,” as defined in Code Section 280G(b)(3) and the regulations promulgated thereunder. The aggregate amount shall be reduced in the following order: first, the amount determined under Section 7(c)(i)(b), next the amount determined under Section 7(c)(i)(a), and finally, the amount attributable to the acceleration of vesting of options and restricted stock. All determinations of, and reductions in “excess parachute payments” called for in this Section 7(c)(ii) shall be made by an independent public accounting firm with a national reputation as shall be selected by Employer. Employer shall bear all costs associated with obtaining such determinations.

(ii) For purposes of this Agreement, a “Material Change” shall occur if, without Executive's consent:
A. There is a material diminution in Executive's Base Salary (from the amount in effect on the date of the Change in Control);
B. There is a material diminution in Executive's authority, duties, or responsibilities;
C. There is a material diminution in the authority, duties, or responsibilities of the supervisor (the Chief Executive Officer) to whom Executive is required to report;
D. There is a material diminution in the budget over which Executive retains authority;
E. There is a material change in the geographic location at which Executive is required to perform services; or
F. There is any other action or inaction that constitutes a material breach of this Agreement.

G. There is any other action or inaction by the Company that, in Executive's sole judgment, represents a material diminution in the characteristics of Executive's employment, including but not limited to the quality, work hours required, travel required or other material aspect of Executive's employment.

The occurrence of any of the conditions constitute a Material Change provided the Executive gives written notice to Employer of the existence of the condition giving rise to a Material Change and the Employer fails to cure such condition to Executive's reasonable satisfaction within 10 days following the date of Executive's notice.

(iii) “Change in Control Event” means the occurrence of any of the following:

A. The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of either (1) the then outstanding shares of common stock of Employer (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities (assuming the conversion of all securities of Employer held by the Person that are convertible into voting securities of Employer) of Employer entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from Employer as authorized by the board of directors of Employer, (2) any acquisition by Employer, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any entity controlled by Employer or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 7(c)(iv)(C).

B. Individuals who, as of the date hereof, constitute the board of directors of Employer (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Employer's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of Employer.

C. Consummation by Employer of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Employer or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns Employer or all or substantially all of Employer's assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that the amount (measured as a percentage of such ownership) existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination and continually in place during the one year period following the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

D. Approval by the stockholders of Employer of a complete liquidation or dissolution of Employer.

d. Termination For Disability. If Executive is unable to perform Executive's services by reason of illness or incapacity for a period of more than six consecutive months, Employer may terminate Executive's employment. Employer shall receive a credit against Executive's Base Salary for any disability compensation benefit for the same calendar period received by Executive from Worker's Compensation or any commercial insurance carrier under Sections 9 and 10 while Executive is employed with Employer. If Executive's employment is terminated under this Section 7(d) Executive shall receive a lump sum equal to six month’s Base Salary. For this purpose, “illness or incapacity” or “disability” shall mean a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least twelve months and that prevents Executive from engaging in any substantial gainful activity.

e. Death During Employment. If Executive dies during the term of his employment under this Agreement, Employer shall pay to the estate or trust of Executive the Base Salary that would otherwise be payable to Executive up to the end of the sixth month after the month in which his death occurs. If, by that time, Executive's estate or trust has not received any proceeds of the life insurance provided for in Section 9, Employer shall continue Executive's Base Salary hereunder for up to an additional three months, or until such life insurance proceeds are received, whichever is earlier (“Reimbursable Payments”), provided that Executive's estate or trust shall reimburse Employer for any such Reimbursable Payments made from the proceeds of such life insurance. All payments of compensation under this Section 7(e) shall be paid on the 15th and final day of each month according to Employer's customary payroll practices.

f. Return of Documents. Upon the expiration or termination of Executive's employment, Executive or Executive's legal representative upon request shall promptly deliver to Employer all originals and all duplicates or copies of all documents, records, notebooks and similar repositories of or containing Confidential Information as defined in Section 13 then in his possession, whether prepared by Executive or not.

g. Section 409A. It is the intent of the parties that all payments and benefits under this Agreement shall comply with Section 409A of the Internal Revenue Code (“Section 409A”), to the extent subject thereto, and to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A.

A. Notwithstanding anything in this Agreement to the contrary, Executive shall not be considered to have terminated employment with the Employer for purposes of any payments under this Agreement that are subject to Section 409A until Executive has had a “separation from service” from Employer within the meaning of Section 409A.

B. Each amount to be paid or benefit to be provided under this Agreement shall be treated as a “separate payment” for purposes of Section 409A.

C. To the extent required in order to avoid accelerated taxation and penalties, amounts that would otherwise be payable and benefits that would otherwise be provided during the six month period immediately following Executive's separation from service shall instead be paid on the first business day after the date that is six months after Executive's separation from service (or, if earlier, Executive's death).

D. Payments under Sections 7(b) and (c) are intended to qualify to the maximum extent possible as “short-term deferrals” exempt from the application of Section 409A. Any payments and benefits that do not so qualify are intended to qualify for the Section 409A exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which exempts from Section 409A certain payments made upon an “involuntary separation from service”). To the extent that payments made pursuant to Sections (b) and (c) are made upon an “involuntary separation from service” but exceed the exemption threshold set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption will be first applied to any continued health and welfare benefits payable (to the extent such benefits are subject to Section 409A and are payable within six months from Executive's separation from service as defined for purposes of Section 409A (the “Delayed Payment Date”) and thereafter to any cash payments until the exemption has been applied in full. Any payments under Sections 7(b) and (c) that are not exempted form Section 409A and that are payable prior to the Delayed Payment Date shall be withheld by Employer and paid to Executive on the Delayed Payment Date or as soon thereafter as administratively feasible.

E. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits to Executive) during one year shall not affect amounts reimbursable or provided in any subsequent year.

F. Nothing in this Section 7(g) shall prohibit Employer or Executive from making use of any Section 409A exemption that may be applicable to a payment or benefit under this Agreement.

G. Employer makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A. Employee acknowledges that Employer has advised Employee to seek his own counsel with respect to the federal, state, or local tax treatment of any payments or benefits under this Agreement, including the treatment of payments under Section 409A.

H. COBRA Payment upon Termination.  If Executive’s employment is terminated pursuant to Sections 7(b), 7(c) or 7(d), and provided that the Executive has timely elected continuation coverage under COBRA for the Executive and any covered dependents under the Employer’s group health plans, Employer shall pay two-thirds of the cost of the COBRA premiums for Executive’ and any covered dependents from the date of termination through the earlier of six months following termination of employment or until Executive is employed by a different employer (the “Post-Termination Period”), and the Executive shall be responsible for the remaining cost of such COBRA premiums.

8. Paid Time Off. Executive shall be entitled each year to 28 vacation paid days off, of which up to eight days must be used for mandatory personal time off, plus six holiday paid 9 days off during which time his compensation shall be paid in full. Paid time off accrued during each calendar year must be used by the end of each calendar year, or will be lost, and will not accrue from one calendar year to the next, provided however that Executive shall be eligible to receive payment from Employer for any unused paid time off in accordance with any such Company policy then in effect. Exceptions to the foregoing non-accrual policy may be provided under terms and conditions approved in writing by resolution of the Board of Directors or its compensation committee in such body's sole discretion based on prolonged extra-ordinary work demands preventing Executive's timely taking vacation.

9. Insurance for the Benefit of Executive.

a. Medical Insurance. Executive and his dependents shall be covered by Employer's medical insurance in accordance with Employer's health care/medical insurance and hospitalization plan(s), in effect from time to time, the premiums for which shall be paid by Executive. Executive shall be covered by Employer's disability insurance in accordance with Employer's disability plan, in effect from time to time, the premiums for which shall be paid for by Employer.

b. Life Insurance. Employer shall at its expense continuously maintain without interruption in the name of Executive or Executive's designee or for the benefit of Executive or Executive's designee, life insurance coverage in an amount equal to three times Executive's then current base salary.

10. Insurance for the Benefit of Employer. In addition to the rights to the insurance specified in Section 9(b), Employer shall have the right from time to time to apply for and take out in its name and at its own expense, life, health or other insurance upon Executive in any sum or sums which may be deemed necessary by Employer to protect its interest under this Agreement and Executive shall do all such things as may be necessary to assist in the procuring of such insurance by making a proper application therefore as may be required by the insurance company and submitting to the usual and customary medical examinations. Executive, in Executive's capacity as Executive, shall have no right, title or interest in or to such insurance, but the same shall be solely for the benefit of Employer and any amounts payable thereunder shall be solely payable to such Employer.

11. Representation and Warranty. Executive represents and warrants that he is not now, and will not be on the date of commencement of this Agreement, a party to any agreement, contract or understanding, whether of employment, agency or otherwise, which would in any way restrict or prohibit Executive from undertaking and performing Executive's duties in accordance with the terms and provisions of this Agreement.

12. Restrictive Covenant.

a. Non-Competition. Executive agrees and covenants that, without the Board's prior written consent and except on behalf of Employer, he will not in any manner, directly or indirectly, own, manage, operate, control, be employed by, participate in, assist or be associated in any manner with any person, firm or corporation anywhere in the world whose business competes with Employer or any subsidiary of Employer. This covenant shall remain in effect until (i) if his employment is terminated pursuant to Sections 7(a), (c), (d) or (e), a date one year after the date Executive's employment is terminated, or (ii) if his employment is terminated pursuant to Section 7(b), until the termination date. Notwithstanding any other provision of this Agreement, Executive may own up to 3% of the outstanding stock of a competing publicly traded corporation so long as he takes no other action furthering the business of such corporation.

b. Non-Solicitation. Until a date one year after the termination date, Executive shall not (i) solicit any other employee of Employer to leave the employ of Employer, or in any way interfere with the relationship between Employer and any other employee of Employer, or (ii) induce any customer, supplier, licensee, or other business relation of Employer to cease doing business with Employer, or in any way interfere with the relationship between any customer or business relation and Employer.

13. Confidentiality.
a. Definitions. For purposes of this Section 13, the following definitions shall apply:

(i) “Inventions” shall mean all inventions, improvements, modifications, and enhancements, whether or not patentable, made by Executive within the scope of Executive's duties during Executive's employment by Employer.

(ii) “Confidential Information” shall mean Employer's proprietary know-how and information disclosed by Employer to Executive or acquired by Executive from Employer during Executive's employment with Employer about Employer's plans, products, processes and services, which Employer protects against disclosure to third parties. Confidential Information shall not include Executive's general knowledge and experience possessed prior to or obtained during his employment with Employer.

b. Restrictions on Disclosure.   During the Term of Employment and thereafter, Executive shall not disclose Confidential Information to any third parties other than Employer, its employees, agents, consultants, contractors and designees without the prior written permission of Employer, or use Confidential Information for any purpose other than the conduct of Employer's business.

(i) The restrictions on disclosure and use set forth herein shall not apply to any Confidential Information which:
A. at the time of disclosure to Executive by Employer is generally available to the public or thereafter becomes generally known to the public, through no fault of Executive;
B. was known by Executive prior to his employment with Employer;
C. Executive at any time receives from a third party not under any obligation of secrecy or confidentiality to Employer;

D. Employer discloses to a third party not under any obligation of secrecy or confidentiality to it; and

E. Executive is requested or required to disclose pursuant to a subpoena or order of a court or other governmental agency, in which case Executive shall notify Employer as far in advance of disclosure as is practicable.

c. Obligations Regarding Inventions. Without any royalty or any other additional consideration to Executive: (i) Executive shall promptly inform Employer of any Inventions by a written report, setting forth the conception and reduction to practice of all inventions; (ii) Executive hereby agrees to assign and assigns to Employer all of his right, title and interest: (A) to any Inventions made during the term of his employment by Employer (including without limitation the right to license or sell such Invention to others), (B) to applications for United States and foreign letters patent, and (C) to United States and foreign letters patent granted upon such Inventions; and (iii) Executive agrees upon request and at the sole cost and expense of Employer to, at all times, do such acts (such as giving testimony in support of his inventorship) and execute and deliver promptly to Employer such papers, instruments, and documents as from time to time may be necessary or useful to apply for, secure, maintain, reissue, extend or defend Employer's interest in any Inventions or any or all United States and foreign letters patent, so as to secure Employer the full benefits of any Inventions or discoveries or otherwise to carry into full force and effect the intent of the assignment set out in Section 13(c)(ii).

d. Remedies. Executive acknowledges and agrees that Executive's disclosure of any Confidential Information would result in irreparable injury to Employer. Executive acknowledges and agrees that the Confidential Information is non-public information which Executive has expended substantial time, money and effort to develop and is property considered “Trade Secrets” of Employer within the meaning of Colorado law. Therefore, upon the breach or threatened breach of the covenants in this Section 13 by Executive, Employer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction prohibiting such disclosure and any other equitable relief that the court deems appropriate. In addition, Employer shall be entitled to seek damages.

e. Property of Employer. Any Confidential Information that is directly or indirectly originated, developed or perfected to any degree by Executive during the term of his employment by Employer shall be and remain the sole property of Employer.

14. Resolution of Disputes. In addition to any other remedies available to Employer, Employer shall be entitled to specific performance of the covenants contained in Sections 12 and 13. If either party is successful in enforcing its rights under this Section 14, the unsuccessful party shall reimburse the successful party for all of the costs of such enforcement, including but not limited to costs, litigation expenses and reasonable attorneys' fees. Except for an action to interpret or enforce Sections 12 or 13, any controversy or claim arising out of or relating to the interpretation, alleged breach or enforcement of this Agreement shall be settled by arbitration before a single arbitrator in Denver, Colorado, in accordance with the commercial rules then in effect of the American Arbitration Association, Colorado Revised Statutes pertaining to the arbitration of civil disputes. The arbitrator, who shall be a person experienced in negotiating and making employment agreements and resolving employment disputes and in any other pertinent areas of law, shall make reasonably detailed findings to support any decision and award. The award of the arbitrator shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. As part of the award in any arbitration or judicial proceedings, the prevailing party may be awarded its reasonable attorneys' fees, witness fees, expert witness fees and related costs and expenses in the discretion of the arbitrator.

15. Notices. All notices under this Agreement shall be delivered by hand or by registered or certified mail. Notices intended for Executive shall be addressed to Executive at 4120 Specialty Place, Longmont, Colorado 80504. Notices intended for Employer shall be addressed to it at 4120 Specialty Place, Longmont, Colorado 80504. All notices shall be effective upon actual delivery if by hand, or, if by mail, three days after being deposited in the United States mail, postage prepaid and addressed as required by this Section 15. Either party may by notice accomplished in accordance with this Section 15 change the address to which future notices may be sent.

16. Miscellaneous Provisions.

a. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and it shall not be amended or otherwise modified in any manner except by an instrument in writing executed by both parties.

b. Neither this Agreement nor any rights or duties under this Agreement may be assigned or delegated by either party unless the other party consents in writing.
c. Except as otherwise provided herein, this Agreement shall be binding upon the inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.
d. This Agreement has been entered into in Colorado and shall be governed by the laws of that state.
e. In fulfilling their respective obligations under this Agreement and conducting themselves pursuant to it, each party shall act reasonably and in good faith.

f. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the invalid or unenforceable provision shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with its terms.

g. To the extent necessary, the provisions of this Agreement shall be construed and administered in compliance with the requirements of Section 409A and the regulations and any other guidance promulgated thereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:

/s/ADRIAN P. SCHAFFER
Adrian P. Schaffer

EMPLOYER:

UQM TECHNOLOGIES, INC.

By: /s/ DAVID I. ROSENTHAL
David I. Rosenthal
Chief Financial Officer